Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to use in this Amendment No. 1 to the Registration Statement of Great-West Life & Annuity Insurance Capital I and GWL&A Financial Inc. on Form S-3 of our report dated September 28, 1998 on the balance sheet of GWL&A Financial Inc., appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Denver, Colorado
November 5, 1998